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Exhibit 99.1

IMMEDIATE RELEASE March 8, 2004	NEWS NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS 2003 4TH QUARTER AND YEAR-END RESULTS

Full Year Revenue Up 22% to $28.0 Million;

Full Year Earnings Rise to $6.9 Million, or $.48 Basic and $.43 Diluted;

Cash and Cash Equivalents Reach $18.0 Million at Year End

        ENGLEWOOD, Colorado—Evolving Systems, Inc. (NASDAQ-EVOL), a provider of innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S., today reported financial results in the Company's guidance range for its fourth quarter and year ended December 31, 2003.

Year End Results

        Increased revenue and significant cost reductions during the year resulted in Evolving Systems' first full year of profitability since its IPO in 1998. The Company reported net income of $6.9 million, or $0.48 per basic and $0.43 per diluted share, in 2003 compared with a net loss of $12.4 million, or $0.93 per basic and diluted share, in 2002.

        Revenue for the year ended December 31, 2003 increased 22% to $28.0 million compared with revenue of $23.0 million in 2002. The increase was driven by growth in both of the Company's revenue segments. License fees and services revenue increased 20% to $14.6 million while customer support revenue increased nearly 24% to $13.4 million.

        Evolving Systems booked more than $19 million in new sales orders during 2003, including $9.6 million in the fourth quarter, historically the Company's largest bookings quarter due to annual maintenance renewals. Year-end backlog was approximately $11.0 million, including $3.4 million in license fees and services and $7.6 million in customer support.

        The Company reduced costs of revenue and operating expenses in 2003 by 40% to $21.1 million versus $35.4 million in 2002. Included in total costs of revenue and operating expenses in 2002 were restructuring and other expenses of $5.1 million relating to staff reductions, the restructuring of the Company's headquarters lease, the closure of satellite offices and the impairment of assets.

        Evolving Systems closed the year with $18.0 million in cash and cash equivalents, a 109% increase over the same time last year. The increase in cash and cash equivalents was attributable to the Company generating $6.8 million in cash from operations and $2.7 million in proceeds from the issuance of stock, principally from the exercise of stock options.

Fourth Quarter Results

        In its sixth consecutive profitable quarter, Evolving Systems reported generally accepted accounting principles (GAAP) net income of $435,000, or $0.03 per basic and $0.02 per diluted share, for the quarter ended December 31, 2003, compared with net income of $1.6 million, or $0.12 per basic and diluted share, in the same quarter a year ago. On a pro forma basis, excluding the impact of purchase accounting adjustments from the November 2003 acquisition of CMS Communications, Inc., diluted earnings per share was $0.04. Management reiterated that it expects the CMS acquisition to be accretive in 2004.

        Revenue in the fourth quarter was $5.8 million versus $7.3 million in the comparable quarter last year. License fees and services revenue was $2.5 million, a 43% decline from the fourth quarter of 2002, while customer support revenue was $3.3 million, a 10% increase from the fourth quarter of 2002. Included in fourth quarter customer support revenue was $370,000 from the acquisition of CMS.

This amount is net of the purchase accounting adjustment related to the write-down of the acquired unearned revenue balance to fair value.

        Total costs of revenue and operating expenses were $5.4 million in the fourth quarter of 2003, inclusive of $772,000 related to CMS, down from $5.7 million in the same quarter in 2002. Costs of revenue in the fourth quarter of 2003 included $130,000 in non-cash intangible amortization expenses related to the CMS acquisition. All expense categories, with the exception of product development, were lower against year-ago levels. Product development costs increased in the quarter to $819,000. This was due to increased software development activity associated with the Company's ServiceXpress™ Toolkit, wireless number portability as well as a write-off of $233,000 of acquired in-process research and development related to the acquisition of CMS.

Non-GAAP Financial Measures

        The Company has used non-GAAP pro forma financial measures in analyzing financial results because they provide meaningful information regarding the Company's operational performance and facilitate management's internal comparisons to the Company's historical operating results.

        These non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

        The following table reconciles the non-GAAP financial measure used with GAAP:

Reconciliation of Q4 GAAP Diluted EPS
to Q4 Pro Forma Diluted EPS

	EPS
Q4 GAAP		$.02
In process research and development write-off		$.01
Amortization of intangible assets		$.01

Q4 Pro Forma	$	..04

CEO Comments and Business Update

        Stephen Gartside, chief executive officer, said, "Last year was our strongest full-year performance since the IPO in 1998, and we are extremely proud of what we have accomplished in light of continuing sluggishness in the telecommunications industry. Our 2003 results reflect a Company-wide commitment to providing our tier one customers with mission critical solutions and excellent service, balanced with careful management of our cost structure, to ensure maximum potential for profitability.

        "We have entered the third phase of our three-year rebuilding plan," Gartside added. "In 2002 we announced a restructuring plan and the transition to our solutions business model. In 2003 we executed successfully with that model and achieved sustained profitability and growth while successfully meeting all guidance expectations set by the Company. In 2004 we intend to continue delivering profitable growth through a combination of organic and acquisitive activity. We will leverage our industry and domain knowledge, our strong position with our tier one customer base and our low-cost offshore development capabilities. The focus in our continuing cost improvements will help satisfy our customers' intensifying drive to take cost out of their businesses. We believe it will also create new opportunities for Evolving Systems.

        Gartside summarized 2004 operational objectives as follows:

  •
  Number portability solutions. "For the past seven years wireline local number portability (LNP) solutions have been a major component of our revenue mix. In November of 2003, wireless number portability (WNP) was implemented. Moving forward, both LNP and WNP solutions will continue to be key revenue drivers. Although major WNP deployments have been completed, there are continuing revenue opportunities involving ongoing maintenance and services as well as opportunities to provide upgrade and enhancement services to meet the evolving needs of our carrier customers. Currently, our WNP solution is deployed with three carriers and two service bureaus and is performing effectively. Our selling efforts are now directed at helping current and prospective customers solve issues related to the well-publicized fallout between carriers in the pre-port process and the growing volume of wireless numbers being ported. As the volume of wireless numbers ported increases and the rural market cutover planned for May 24, 2004 occurs, we expect the demand for these services to increase."

  •
  Organic growth. "We are focused on achieving organic growth with our other solution portfolios, including number inventory and activation, assurance and fulfillment, and integration and testing. In the inventory and activation area, a large wireless carrier has recently expanded its license of our NumeriTrack™ product. In the assurance and fulfillment area, we are working with a large carrier on the first phase of an enhancement to our Traffic Data Management Systems product to support next generation data elements. We also recently began work with a large carrier to improve its testing capabilities related to a new order management system they are installing. These all are signs of momentum on the organic growth front."

  •
  M&A growth. "Late in 2003 we closed our first acquisition, CMS Communications. In addition to adding valuable technology, proven solutions and expanding our presence with our large customers, the CMS acquisition, and its successful integration, will serve as a model for future M&A activity. Going forward, we intend to acquire new synergistic products and solution offerings that can better position us with existing customers while attracting new ones."

  •
  Offshore development capability. "For several years, offshore development has been a key aspect of the Company's low-cost, accelerated-deployment solutions strategy. In January of 2004 the Company moved to further strengthen its offshore capability when it announced the formation of Evolving Systems Networks India Private Limited, a wholly owned subsidiary. With an initial staff of 15 and plans to ramp the operation to 40 employees by mid-summer, Evolving Systems India gives us more control and flexibility and expected lower costs than our previous outsourced development approach using contractors. We believe our lower operating costs will give us a competitive advantage that results in more growth and M&A integration capabilities."

Outlook

        For 2004 the Company expects revenue in the range of $31 million to $35 million through a combination of organic and M&A growth. The Company believes its aggregate costs of revenue, excluding depreciation and amortization, will be approximately 50-55% of total revenues. During the first quarter of 2004 the Company expects to be profitable on revenue ranging from $6.5 million to $7.5 million. Second-quarter guidance will be provided at the Company's first quarter conference call.

        The Company is committed to a long-term goal of consistent growth. However, as a result of expected, continued price pressure from customers and industry consolidation, the Company anticipates the majority of its revenue growth in 2004 will occur in the second half of the year. Therefore, beginning with the third quarter of 2004, the Company's target annual organic growth rate based on its existing portfolio of products and services is 10-20%. M&A growth resulting from accretive product and company acquisitions will be in addition to the Company's organic growth objectives.

Annual Meeting Set

        Evolving Systems also announced that its annual meeting of stockholders has been scheduled for May 13, 2004 at 9:00 a.m. MDT at the Hilton Garden Inn, 9290 Meridian Blvd., Englewood, CO.

Conference Call

        Evolving Systems will conduct its year-end conference call today at 2:15 p.m. Mountain Time.

  •
  Call 1-800-218-0204 for domestic toll free

  •
  Call 303-262-2130 for Denver and international

  •
  Conference I.D. number is 571001

  •
  Telephone replay through March 22, 2004 at 800-405-2236 or 303-590-3000, passcode 571001#.

  •
  Webcast, go to www.evolving.com. Replay available through March 22, 2004.

About Evolving Systems

        Evolving Systems, Inc. (NASDAQ: EVOL) provides innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S. The Company provides local number portability solutions, offers software products that enable carriers to comply with the FCC's number conservation mandates intended to extend the life of the North American Numbering Plan, and offers solutions in the area of network management for monitoring and capacity planning. The Company's ServiceXpress™ methodology and offering is used to accelerate development and integration efforts. Evolving Systems' unique competence as an integration and solutions provider for both operations support systems (OSS) and network solutions positions the Company to accelerate the automation and availability of tomorrow's services for today's tier one carriers and application service providers. For additional information visit www.evolving.com.

        CAUTIONARY STATEMENT: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Specifically, the Company's statements about growth, margins, and future profitability; future business in number portability; revenue and expense projections; the Company's M&A strategy and its impact on revenue and earnings growth; the integration of the CMS Communications, Inc. acquisition; statements about whether the Company's products will meet the needs of its customers; and the impact of the Indian subsidiary are forward-looking statements. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these forward looking statements. Actual results could differ materially because of many factors, such as the timing of delivery under the Company's contracts; FCC decisions concerning number portability; internal budgeting changes of customers; unexpected costs and delays in, or failure to meet, project milestones; the impact of competition, the impact of the CMS acquisition and future M&A activities, if any; the impact of the business and economic climate in India and the Company's ability to manage a foreign subsidiary; the impact of changes in management and the general state of the telecommunications industry.

        For a more extensive discussion of the Company's business, please refer to the Company's Form 10-K filed with the SEC on March 28, 2003 as well as subsequently filed Form 10-Q and 8-K reports.

CONTACTS:
Investor Relations Jay Pfeiffer Pfeiffer High Public Relations, Inc. 303-393-7044 jay@pfeifferhigh.com	Public Relations Johanna Erickson Ogilvy Public Relations Worldwide 303-634-2609 johanna.erickson@ogilvypr.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenue:
License fees and services	$2,472	$4,307	$14,605	$12,145
Customer support	3,323	3,011	13,368	10,818

Total revenue	5,795	7,318	27,973	22,963

Costs of revenue & operating expenses:
Costs of license fees and services, excluding depreciation and amortization	834	1,278	5,155	5,644
Costs of customer support, excluding depreciation and amortization	1,920	2,069	6,321	11,375
Sales and marketing	831	858	2,940	4,907
General and administrative	752	861	3,494	5,420
Product development	819	131	2,043	1,209
Depreciation and amortization	264	367	1,182	1,771
Restructuring and other expenses	(47)	88	(9)	5,079

Total costs of revenue and operating expenses	5,373	5,652	21,126	35,405

Income (loss) from operations	422	1,666	6,847	(12,442)
Other income (expense), net	54	(35)	191	35

Income (loss) before income taxes	476	1,631	7,038	(12,407)
Provision for income taxes	41	—	167	—

Net income (loss)	$435	$1,631	$6,871	$(12,407)

Basic earnings (loss) per common share	$0.03	$0.12	$0.48	$(0.93)

Diluted earnings (loss) per common share	$0.02	$0.12	$0.43	$(0.93)

Weighted average basic shares outstanding	15,180	13,298	14,205	13,295
Weighted average diluted shares outstanding	17,890	13,590	16,139	13,295

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$17,999	$8,601
Restricted cash	100	—
Contract receivables, net of allowance of $65 and $290 at December 31, 2003 and 2002, respectively	9,292	12,727
Unbilled work-in-progress	622	129
Prepaid and other current assets	868	804

Total current assets	28,881	22,261
Property and equipment, net	1,579	2,004
Intangible assets, net	3,845	—
Goodwill	6,996	—
Restricted cash	400	500

Total assets	$41,701	$24,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$29	$34
Accounts payable and accrued liabilities	3,044	4,176
Unearned revenue	11,972	14,523

Total current liabilities	15,045	18,733
Long-term obligations	183	141

Total liabilities	15,228	18,874
Stockholders' equity:
Common stock	16	13
Additional paid-in capital	67,342	53,634
Accumulated deficit	(40,885)	(47,756)

Total stockholders' equity	26,473	5,891

Total liabilities and stockholders' equity	$41,701	$24,765

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EVOLVING SYSTEMS REPORTS 2003 4TH QUARTER AND YEAR-END RESULTS
Consolidated Statements of Operations (In thousands except per share data) (Unaudited)
Consolidated Balance Sheets (In thousands) (Unaudited)